UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2017

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

Purchase Agreement

On March 7, 2017, Pacira Pharmaceuticals, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, Jefferies LLC and RBC Capital Markets, LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $300 million aggregate principal amount of the Company’s 2.375% Convertible Senior Notes due 2022 (the “Notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 30-day option to purchase up to an additional $45 million aggregate principal amount of the Notes on the same terms and conditions, which option was exercised in full by the Initial Purchasers on March 8, 2017.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act. The settlement of the Company’s issuance and sale of $345 million aggregate principal amount of Notes to the Initial Purchasers occurred on March 13, 2017.

Indenture

On March 13, 2017, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 2.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2017. The Notes mature on April 1, 2022, unless earlier repurchased or redeemed by the Company or converted pursuant to their terms. The net proceeds from the offering, including net proceeds from the exercise in full by the Initial Purchasers of their option to purchase an additional $45 million in aggregate principal amount of the Notes, are approximately $333.6 million, after deducting fees and estimated offering expenses payable by the Company.

The initial conversion rate of the Notes is 14.9491 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $66.89 per share). The conversion rate of the Notes is subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding October 1, 2021, the Notes are convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2017 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) upon the occurrence of specified corporate events; or (4) upon a Company redemption. On or after October 1, 2021, until the close of business on the second scheduled trading day immediately preceding April 1, 2022, holders of the Notes may convert all or a portion of their Notes, at any time. Upon conversion, the Notes will be settled in cash, shares of the Common Stock or any combination thereof, at the Company’s option.

No sinking fund is provided for the Notes. On or after April 1, 2020, and prior to April 1, 2022, the Company may redeem for cash all or part of the Notes if the last reported sales price of Common Stock exceeds 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading days ending within five trading days prior to the date on which the Company provides notice of the redemption. The redemption price of each Note to be redeemed will be the principal amount of such Note, plus accrued and unpaid interest, if any. In addition, calling any Notes for redemption will constitute a make-whole fundamental change with respect to those Notes, in which case the conversion rate applicable to those Notes, if converted in connection with the redemption, will be increased in certain circumstances. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest.

The Notes are the Company’s general unsecured obligations that rank senior in right of payment to all of its indebtedness that is expressly subordinated in right of payment to the Notes. The Notes are also effectively junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to any debt or other liabilities (including trade payables) of the Company’s subsidiaries.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; failure to pay certain final judgments; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the Indenture, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on the Notes to be immediately due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture relating to the issuance of the Notes, the Form of 2.375% Convertible Senior Note due 2022, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02.             Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above relating to the private placement of the Notes and Item 8.01 below under the heading “Note Exchanges” is incorporated herein by reference. A maximum of 7,091,441 shares of Common Stock (subject to adjustment) may be issued upon conversion of the Notes, assuming the Company elects to physically settle conversions at the initial maximum conversion rate of the Notes.

Item 8.01.             Other Events.

Note Exchanges

On March 7, 2017, the Company entered into separate privately negotiated agreements with certain holders of its outstanding 3.25% convertible senior notes due 2019 (the “2019 Notes”) to exchange shares of Common Stock, together with cash in private placement transactions pursuant to Section 4(a)(2) of the Securities Act (the “Exchange Transactions”). In exchange for approximately $112 million in principal amount of 2019 Notes, the Company paid approximately $113 million in cash in respect of the principal amount and accrued interest, together with an aggregate of approximately 2.4 million shares of Common Stock. Each holder of 2019 Notes that participated in the Exchange Transaction represented to the Company that it was either an institutional “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

The closings of the Exchange Transactions occurred on March 13, 2017.

Following the closings of the Exchange Transactions, approximately $6.1 million aggregate principal amount of the 2019 Notes remains outstanding.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of March 13, 2017, by and between the Company and Wells Fargo Bank, National Association.
4.2	Form of Global 2.375% Convertible Senior Notes due 2022 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: March 13, 2017	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of March 13, 2017, by and between the Company and Wells Fargo Bank, National Association.
4.2	Form of Global 2.375% Convertible Senior Notes due 2022 (included in Exhibit 4.1).